Exhibit 99.1

[Logo of Michael Foods Inc.]	NEWS

301 Carlson Parkway ■ Suite 400 ■ Minnetonka, MN 55305 ■ (952) 258-4000 FAX (952) 258-4911 Visit Michael Foods, Inc. on the Internet: www.michaelfoods.com

CONTACT:	Mark D. Witmer Treasurer & Secretary (952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS FIRST QUARTER RESULTS

MINNETONKA, May 11 — Michael Foods, Inc. today reported financial results for the quarterly period ended March 31, 2006. Net earnings for the three months ended March 31, 2006 were $4.1 million, compared to $6.8 million in the 2005 period, a decrease of 40%. Net sales for the three months ended March 31, 2006 were $307.4 million, compared to $305.0 million in the 2005 period, an increase of 1%.

Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our credit facility) for the three months ended March 31, 2006 were $39.1 million, compared to $41.6 million in the 2005 period, a decrease of 6%. We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our operating performance, it is used to determine incentive compensation levels and it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman and Chief Executive Officer Gregg A. Ostrander said, “We continued to face a very challenging egg market in the first quarter, with egg prices at historical lows. This put considerable pressure on our Food Ingredients business in the first quarter and weak pricing is expected to continue to affect its profitability for the remainder of 2006. On a positive note, we have a healthy higher value-added egg products business which continues to perform well. While this group of products has seen some modest margin pressure, it remains a solid contributor. In particular, the hardcooked category was strong in the first quarter, with earnings well ahead of prior year levels. In total, EBITDA for the Egg Products Division declined 7% from the first quarter 2005 level.”

Ostrander added, “Our other two divisions showed mixed results. Refrigerated Distribution EBITDA fell 6%, despite strong unit sales growth from the core branded cheese line. Promotional activity in the cheese sector was high, which reduced our average selling prices. Potato Products results showed good sales growth and modest EBITDA growth. Once again, the strength of the retail side of that business was notable. The retail refrigerated potato products category has seen strong growth the past year, well above the steady growth rate seen previously, and our Simply Potatoes® and Diner’s Choice® brands have enjoyed strong volume gains.”

Ostrander concluded, “We have a solid track record of navigating through high and low egg markets, and we expect improvements in the overall business for the year. Cheese costs have seen a steady decline and we should see the benefits of these lower markets in our second quarter. Still with us are cost pressures in fuel and packaging, but we continue to focus on synergies in our operations to help offset these cost headwinds. We are beginning to see better volume momentum building in the business and we expect to manage our way to higher

EBITDA for the full year 2006. We continue to build cash and are actively exploring the best alternatives for the free cash flow we are generating.”

Segment data follows (unaudited, in thousands):

	Egg	Refrigerated	Potato
	Products	Distribution	Products	Corporate	Total
Quarter ended March 31, 2006:
External net sales	$212,985	$68,616	$25,790	N/A	$307,391
EBITDA*	31,547	4,413	4,906	(1,751)	39,115

Quarter ended March 31, 2005:
External net sales	$215,262	$65,865	$23,837	N/A	$304,964
EBITDA*	33,977	4,673	4,821	(1,919)	41,552

*	as defined in our senior credit facility.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles.

The following table reconciles our net earnings to EBITDA for the three months ended March 31, 2006 (unaudited, in thousands):

	Egg	Refrigerated	Potato
	Products	Distribution	Products	Corporate	Total
Net earnings (loss)	$8,469	$1,981	$2,085	$(8,416)	$4,119
Interest expense, excluding amortization of debt issuance costs	99	—	—	12,202	12,3 01
Amortization of debt issuance costs	—	—	—	381	381
Income tax expense (benefit)	4,878	1,140	1,210	(4,858)	2,370
Depreciation and amortization	16,202	1,156	1,479	1	18,838
Equity sponsor management fee	—	—	—	463	463
Industrial revenue bonds related expenses	251	—	—	—	251
Other	1,591	136	132	(1,524)	335

	31,490	4,413	4,906	(1,751)	39,058
Minus:
Unrealized losses on swap contracts	(57)	—	—	—	(57)

EBITDA (as defined in our senior credit facility)	$31,547	$4,413	$4,906	$(1,751)	$39,115

The following table reconciles our net earnings to EBITDA for the three months ended March 31, 2005 (unaudited, in thousands):

	Egg	Refrigerated	Potato
	Products	Distribution	Products	Corporate	Total
Net earnings (loss)	$10,730	$2,129	$1,933	$(7,948)	$6,844
Interest expense, excluding amortization of debt issuance costs	116	—	—	11,197	11,313
Amortization of debt issuance costs	—	—	—	516	516
Income tax expense (benefit)	6,366	1,280	1,160	(4,702)	4,104
Depreciation and amortization	14,819	1,125	1,595	1	17,540
Equity sponsor management fee	—	—	—	675	675
Industrial revenue bonds related expenses	242	—	—	—	242
Other	2,409	139	133	(1,658)	1,023

	34,682	4,673	4,821	(1,919)	42,257
Minus:
Unrealized gains on swap contracts	705	—	—	—	705

EBITDA (as defined in our senior credit facility)	$33,977	$4,673	$4,821	$(1,919)	$41,552

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, and refrigerated potato products. Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three Months Ended March 31,

(Unaudited, in thousands)

	2006	2005
Net sales	$307,391	$304,964
Cost of sales	252,504	247,662

Gross profit	54,887	57,302
Selling, general & administrative expenses	35,643	33,747

Operating profit	19,244	23,555
Interest expense, net	12,639	11,978
Other expense	116	629

Earnings before income taxes	6,489	10,948
Income tax expense	2,370	4,104

Net earnings	$4,119	$6,844

Selected Balance Sheet Data:	March 31, 2006	December 31, 2005
	(Unaudited)
Cash and equivalents	$38,874	$42,179

Accrued interest	5,621	2,632

Total debt, including current maturities	709,275	709,723

Certain items in this release may be forward-looking statements. Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components. Also, the Company faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and cheese, which can result in pricing and profit margin volatility for certain egg products and cheese. As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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05-11-06